                                                                     Exhibit 2.6

                 SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

                                   CYRK, INC.
                              14224 167th Avenue SE
                              Monroe, WA 98272-2810

                                January 31, 2006

Simon Worldwide, Inc.
5200 West Century Boulevard
Los Angeles, CA 90045

Ladies and Gentlemen:

     The undersigned ("CYRK") has issued to you ("SIMON") a Subordinated Promissory Note dated as of February 15, 2001 in the original principal amount of $2,300,000 (the "OLD SUBORDINATED NOTE").

     Simon also previously arranged for its lender, City National Bank, to issue a standby letter of credit (the "L/C") in favor of Winthrop Resources Corporation ("WINTHROP"). Cyrk arranged for its lender to issue a so-called "back-stop" letter of credit (the "BACK-STOP L/C") of up to $500,000 in favor of City National Bank.

     Winthrop was permitted to draw on the L/C in the event that Cyrk defaulted under the lease agreement dated as of November 20, 2001 between Cyrk and Winthrop. During November 2005, Winthrop drew $2,145,000 under the L/C and, subsequent to that date, City National Bank drew $500,000 under the Back-Stop L/C.

     Since 2001, there have been several disputes between Cyrk and Simon relating to, among other things, the Old Subordinated Note, the L/C and the Back-Stop L/C. Cyrk and Simon desire to resolve such disputes on the following terms and subject to the following conditions:

     1. Payments to Simon, Etc.

          (a) Concurrently herewith:

               (i) Cyrk is causing Simon to be paid $235,000 in cash, the receipt of which is hereby acknowledged by Simon; and

               (ii) Cyrk is issuing to Simon a Subordinated Promissory Note dated as of the date of this letter in the original principal amount of $1,410,000 (the "NEW SUBORDINATED NOTE").

          (b) Concurrently herewith, Cyrk Holdings, LLC, the holder of all the outstanding capital stock of Cyrk, and Simon are entering into a subordination agreement.

     2. Confession of Judgment. Concurrently herewith, Cyrk is executing a Confession of Judgment and a related Statement in support thereof (together, the "CONFESSION") for (the following is referred to as the "STIPULATED AMOUNT"): (a) $1,410,000 which represents the amount owed by Cyrk to Simon under the New Subordinated Note; (b) $2,300,000, which represents the amount owed by Cyrk to Simon under the Old Subordinated Note; and (c) $25,000 for the reasonable attorneys' fees and expenses and other out-of-pocket costs incurred by Simon to draft and enforce the Confession. Simon shall hold the Confession as security for the performance by Cyrk of its obligation to make payments under the New Subordinated Note. In the event of a default of any such obligation, Cyrk shall have 10 business days within which to cure same after its receipt of written notice thereof from Simon. In the event Cyrk fails to cure such default within 10 business days after receipt of such notice, Simon may proceed to enter the Confession and obtain a judgment for the Stipulated Amount. Except as set forth in the prior sentence, Simon may not enter the Confession at any time for any reason. If Simon elects to enter the Confession, it shall simultaneously enter a partial satisfaction of judgment in the amount of any amounts paid to Simon under the New Subordinated Note.

     3. Mutual General Release.

          3.1 Release by Simon. For the payment of the amount referred to in
Section 1(a), the issuance of the New Subordinated Note pursuant to Section 1(b) and other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by Simon, Simon, on its own behalf and on behalf of its direct and indirect subsidiaries, knowingly and voluntarily releases and forever discharges Cyrk and its direct and indirect affiliates and their respective officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the "CYRK RELEASED PARTIES") from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this agreement) and whether known or unknown, suspected, or claimed against any of the Cyrk Released Parties that Simon or any of its direct or indirect subsidiaries or any of their respective successors or assigns may have, relating in any way to or in connection with any matter or thing from the beginning of the world to the date hereof, including, without limitation, all obligations of Cyrk to Simon under the Old Subordinated Note or in connection with the L/C and all other obligations of any Cyrk Released Party to Simon or any of its direct or indirect subsidiaries (collectively, "SIMON CLAIMS"); provided that the foregoing shall not release, alter or amend the obligations of Cyrk under (i) this agreement, (ii) the New Subordinated Note or (iii) the Confession (it is understood and agreed that Cyrk shall have obligations with respect to the Confession only in the event that Simon is permitted to enter the same pursuant to Section 2 above).

          3.2 Release by Cyrk. For Simon's agreement to enter into this agreement and other good and valuable consideration, the receipt and legal sufficiency of which is acknowledged by Cyrk, Cyrk, on its own behalf and on behalf of its direct and indirect subsidiaries, knowingly and voluntarily releases and forever discharges Simon and its direct and indirect affiliates and their respective officers, directors, employees, agents and representatives and the successors and assigns of all of the foregoing (collectively, the "SIMON RELEASED PARTIES" and, together with the Cyrk Released Parties, the "RELEASED PARTIES") from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, rights, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this agreement) and whether known or unknown, suspected, or claimed against any of the Simon Released Parties that Cyrk or any of its direct or indirect subsidiaries or any of their respective successors or assigns may have, relating in any way to or in connection with any matter or thing from the beginning of the world to the date hereof, including, without limitation, all obligations of any Simon Released Party to Cyrk or any of its direct or indirect subsidiaries (collectively, "CYRK CLAIMS" and, together with the Simon Claims, the "CLAIMS"); provided that the foregoing shall not release, alter or amend the obligations of Simon under this
(i) agreement, (ii) the New Subordinated Note or (iii) the Confession.

          3.3 No Assignment of Claims. Each party represents to the other that neither it nor any of its direct or indirect subsidiaries has made any assignment or transfer of any of the Claims herein above mentioned or implied.

          3.4 Bar to Claims, Etc. In signing this agreement, Simon and Cyrk (each, a "RELEASOR"), on their own behalf and on behalf of their respective direct and indirect subsidiaries, acknowledge and intend that this agreement it shall be effective as a bar to each and every one of the Simon Claims (in the case of Simon) or the Cyrk Claims (in the case of Cyrk) herein above mentioned or implied. Each Releasor expressly consents that this Section 3 shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected or unanticipated Claims), if any, as well as those relating to any other Claims herein above mentioned or implied. Each Releasor further agrees on its own behalf and on behalf of its direct and indirect subsidiaries that in the event it or any of its direct or indirect subsidiaries should assert any Claim seeking damages or other relief against any of the Cyrk Released Parties (in the case of Simon) or any of the Simon Released Parties (in the case of Cyrk), this Section 3 shall serve as a complete defense to any such Claim. Each Releasor on its own behalf and on behalf of its direct and indirect subsidiaries further agrees that there does not exist any Claim of the type described in or implied by Section 3.1 or 3.2 (as the case may be) hereof and it is not aware of any pending or threatened Claims of the type described in or implied by Section 3.1 or 3.2 (as the case may be) hereof.

          3.5 No Admission of Improper or Unlawful Conduct. Each Releasor on its own behalf and on behalf of its direct and indirect subsidiaries agrees that this Section 3 shall not be deemed or construed at any time to be an admission by any Released Party or either Releasor (or any direct or indirect subsidiaries of either Releasor) of any improper or unlawful conduct.

          3.6 Certain Costs. Each Releasor also agrees that if it or any of its direct or indirect subsidiaries violates this Section 3 by suing any Released Parties (either any of the Cyrk Released Parties, in the case of Simon, or any of the Simon Released Parties, in the case of

Cyrk), such Releasor will pay all costs and expenses of defending against the suit incurred by such Released Parties, including reasonable attorneys' fees.

          3.7 Discovery of Different Facts. Each Releasor on its own behalf and on behalf of its direct and indirect subsidiaries acknowledges and agrees that such Releasor (or its direct or indirect affiliates) may hereafter discover facts different from or in addition to those now known, or believed to be true, regarding the subject matter of this Section 3 and further acknowledges and agrees that this Section 3 shall remain in full force and effect, notwithstanding the existence of any different or additional facts.

          3.8 Section 1542 of the California Civil Code. It is the intent of each Releasor that this Section 3 shall be effective as a general release of all claims. In furtherance of this intention, each Releasor acknowledges that it is familiar with and expressly waives any and all rights that might be claimed by the undersigned by reason of Section 1542 of the California Civil Code, which provides:

     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MIGHT HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     4. Representations and Warranties.

          4.1 Representations and Warranties of Simon. Simon represents and warrants to Cyrk as follows:

          (a) Organization; Good Standing; Foreign Qualification. Simon is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power and authority to execute and deliver this agreement and the other agreements, certificates and documents contemplated by this agreement (together with this agreement, the "TRANSACTION DOCUMENTS") to which it is a party and to perform its obligations hereunder and thereunder. Simon is duly qualified or licensed to transact business, and is in good standing as a foreign corporation authorized to transact business, in each jurisdiction where such qualification or license is required.

          (b) Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

               (i) The execution, delivery and performance by Simon of this agreement and the other Transaction Documents to which it is a party and the consummation by Simon of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action of Simon.

               (ii) This agreement and the other Transaction Documents to which Simon is a party have been duly and validly executed and delivered by Simon and constitute the legal, valid and binding obligations of Simon, enforceable against it in accordance with their respective terms.

               (iii) The execution and delivery by Simon of this agreement and each of the other Transaction Documents to which it is a party, the performance by Simon of its obligations hereunder and thereunder and the consummation by Simon of the transactions contemplated hereby and thereby do not and will not: (A) violate any provision of its certificate of incorporation or bylaws; (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Simon is a party or by which any of the properties or assets of Simon may be bound or otherwise subject; or (C) contravene or violate any law applicable to Simon or any of its properties or assets.

               (iv) No consent or other approval of any person, including, without limitation, any governmental authority, is required to be made or obtained by Simon in connection with the execution, delivery and performance by Simon of this agreement or any of the other Transaction Documents to which Simon is a party or the consummation by Simon of the transactions contemplated hereby or thereby.

          4.2 Representations and Warranties of Cyrk. Cyrk represents and warrants to Simon as follows:

          (a) Organization; Good Standing; Foreign Qualification. Cyrk is a corporation duly organized, validly existing and in good standing under the laws of its jurisdictions of organization and has the power and authority to execute and deliver this agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Cyrk is duly qualified or licensed to transact business, and is in good standing as a foreign corporation authorized to transact business, in each jurisdiction where such qualification or license is required.

          (b) Power and Authority; Authorization; Enforceability; No Conflicts; Etc.

               (i) The execution, delivery and performance by Cyrk of this agreement and the other Transaction Documents to which it is a party and the consummation by Cyrk of the transactions contemplated hereby and thereby has been duly authorized by all requisite corporate action of Cyrk.

               (ii) This agreement and the other Transaction Documents to which Cyrk is a party have been duly and validly executed and delivered by Cyrk and constitute the legal, valid and binding obligations of Cyrk, enforceable against it in accordance with their respective terms.

               (iii) The execution and delivery by Cyrk of this agreement and each of the other Transaction Documents to which it is a party, the performance by Cyrk of its obligations hereunder and thereunder and the consummation by Cyrk of the transactions contemplated hereby and thereby do not and will not: (A) violate any provision of its certificate of incorporation or bylaws; (B) result in a violation or breach of, or constitute

     (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under any of the terms, conditions or provisions of any contract to which Cyrk is a party or by which any of its properties or assets may be bound or otherwise subject; or (C) contravene or violate any law applicable to Cyrk or any of its properties or assets.

               (iv) No consent or other approval of any person, including, without limitation, any governmental authority, is required to be made or obtained by Cyrk in connection with the execution, delivery and performance by Cyrk of this agreement or any of the other Transaction Documents to which Cyrk is a party or the consummation by Cyrk of the transactions contemplated hereby or thereby.

          4.3 Survival. Notwithstanding any right of the parties (Simon, on the one hand, and Cyrk, on the other hand) to investigate the affairs of the other and notwithstanding any knowledge of facts determined or determinable by either such party pursuant to such investigation or right of investigation, the parties to this agreement have the right to rely fully upon the representations and warranties of the other contained in this agreement. The representations and warranties of the parties set forth herein shall survive the execution and delivery hereof indefinitely.

     5. Miscellaneous.

          5.1 Notices. All notices, consents, demands, instructions, requests and other communications required or permitted hereunder or (except as expressly set forth therein) any other Transaction Document shall be in writing and shall be deemed to have been duly given only if delivered personally, by facsimile transmission, by first-class mail (postage prepaid, return receipt requested), or by overnight delivery by a recognized overnight courier service (all costs prepaid) to the parties at the following addresses and facsimile numbers:

          (a)  If to Cyrk, to:

               14224 167th Avenue SE
               Monroe, WA 98272-2810
               Attention: President
               Telecopier No.: (360) 805-2671

               with copies to:

               Sun Capital Partners, Inc.
               5200 Town Center Circle, Suite 470
               Boca Raton, FL 33486
               Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch Telecopier No.: (561) 394-0540

               and

               Hughes Hubbard & Reed LLP
               One Battery Park Plaza
               New York, NY 10004
               Attention: Michael Weinsier
               Telecopier No.: (212) 422-4726

          (b)  If to Simon, to:

               5200 West Century Boulevard
               Los Angeles, CA 90045
               Attention: Terry Wallock
               Telecopier No.: (310) 417-4671

               with copies to:

               Choate, Hall & Stewart LLP
               Two International Place
               Boston, MA 02110
               Attention: Cameron Read
               Telecopier No.: (617) 248-4000

     All such notices, requests and other communications will be deemed given upon delivery. Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving like notice specifying such change to the other party hereto.

          5.2 No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder or (except as expressly set forth therein) any other Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and (except as expressly set forth therein) each of the other Transaction Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

          5.3 Entire Agreement. This agreement and the other Transaction Documents supersede all prior and/or contemporaneous negotiations, understandings, discussions and agreements (written or oral) between the parties with respect to the subject matter hereof (all of which are merged herein and therein) and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof and thereof.

          5.4 Governing Law. This agreement and (except as expressly set forth therein) the other Transaction Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be performed therein.

          5.5 Consent to Jurisdiction; Waiver of Jury Trial. Each of the parties hereto hereby irrevocably consents and submits to the exclusive jurisdiction of the Superior Court of the State of Washington in and for the County of Snohomish in connection with any action, suit or other proceeding (hereinafter a "PROCEEDING") arising out of or relating to this agreement or (except as expressly set forth therein, if at all) any other Transaction Document or the transactions contemplated hereby or thereby, waives any objection to venue in such County (unless such court lacks jurisdiction with respect to such proceeding, in which case, each of the parties hereto irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts in connection with such proceeding and waives any objection to venue in the Commonwealth of Massachusetts), and agrees that service of any summons, complaint, notice or other process relating to such dispute may be effected in the manner provided by Section 5.1.

          5.6 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF.

          5.7 Construction. The parties acknowledge and agree that each party and its counsel have reviewed and negotiated the terms and provisions of this agreement and the other Transaction Documents and have contributed to their revision; the normal rule of construction, to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of it; and its terms and provisions shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this agreement and the other Transaction Documents.

          5.8 No Third Party Beneficiaries. Nothing contained in this agreement or (except as expressly set forth therein) any other Transaction Document, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person.

          5.9 Severability. It is the desire and intent of the parties to this agreement that the provisions of this agreement and (except as expressly set forth therein, if at all) the other Transaction Documents shall be enforced to the fullest extent permitted under the laws and public policies of each jurisdiction in which enforcement is sought. If any court determines that any provision of this agreement or (except as expressly set forth therein, if at all) any other Transaction Document is unenforceable, such court will have the power to reduce the duration or scope of such provision, as the case may be, or terminate such provision and, in reduced form, such provision shall be enforceable. It is the intention of the parties hereto that any such provision shall not be terminated, unless so terminated by a court, but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only with respect to such provision in the jurisdiction of the court that has made such determination.

          5.10 Binding Effect. This agreement and (except as expressly set forth therein, if at all) the other Transaction Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may delegate its obligations hereunder without the prior written consent of the others.

          5.11 Amendment and Waiver. No amendment, supplement or waiver of any provision of this agreement or (except as expressly set forth therein, if at all) any other Transaction Document shall be effective unless the same shall be in writing and signed by each of the parties hereto or thereto (in the case of an amendment or supplement) or by the waiving party (in the case of a waiver).

          5.12 Further Assurances. From and after the date hereof, the parties hereto will, without further consideration, execute and deliver such further documents and instruments and take such other actions as may be necessary or desirable to perfect the transactions contemplated hereby and by the other Transaction Documents to which they are a party.

          5.13 Headings. The headings contained in this agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

          5.14 Absence of Presumption. The parties understand and agree that this agreement and the other Transaction Documents have been mutually negotiated, prepared and drafted, and if at any time either party desires or is required to interpret or construe any term or provision of this agreement or any other Transaction Document, no consideration will be given to the issue of which party actually prepared, drafted or requested such term or provision.

          5.15 Subordination Agreements. Simon acknowledges and agrees that the terms of this agreement are subject to the subordination provisions set forth in the Old Subordinated Note and the New Subordinated Note.

          5.16 Counterparts; Effectiveness. This agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original. This agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                      [The next page is the signature page]

     Please confirm our understanding below.

                                        Very truly yours,

                                        CYRK, INC.


                                        By: /s/ Lynn Skillen
                                            ------------------------------------
                                        Name: Lynn Skillen
                                        Title: Vice President

Agreed:

SIMON WORLDWIDE, INC.


By: /s/ Terrence J. Wallock
    ---------------------------------
Name: Terrence J. Wallock
Title: Gen. Counsel & Asst. Sec.

       [Signature Page to Settlement Agreement and Mutual General Release]